SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Central European Distribution Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

March 27, 2008

Dear Stockholder:

On behalf of the board of directors of Central European Distribution Corporation, or the Company, it is my pleasure to invite you to the 2008 annual meeting of stockholders. The annual meeting will be held on May 1, 2008, at 9:00 a.m., local time, at the offices of Dewey & LeBoeuf LLP, at 1301 Avenue of the Americas, New York, NY.

At the annual meeting, you will be asked to:

•	elect eight directors to serve on the board of directors, each for a one-year term;

•	ratify the board of directors’ appointment of PricewaterhouseCoopers as the Company’s independent public auditors for the year ending December 31, 2008; and

•	transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

The Company’s management will also review the Company’s results for 2007, and respond to appropriate stockholder questions. You will find other detailed information about the Company and its operations, including its annual report on Form 10-K for the year ended December 31, 2007, and its audited consolidated financial statements, in the 2007 annual report to stockholders included with this proxy statement.

The board of directors has approved the matters being submitted by the Company for stockholder approval at the annual meeting and recommends that stockholders vote “FOR” all of such proposals. It is important that your views be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and promptly return it in the prepaid envelope.

Sincerely,

William V. Carey

Chairman, President and Chief Executive Officer

CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004

(610) 660-7817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2008

NOTICE IS HEREBY GIVEN that the 2008 annual meeting of stockholders of Central European Distribution Corporation, a Delaware corporation, or the Company, will be held on May 1st, 2008, at 9:00 a.m., local time, at the offices of Dewey & LeBoeuf LLP, at 1301 Avenue of the Americas, New York, NY.

At the annual meeting, you will be asked to:

•	elect eight directors to serve on the board of directors, each for a one-year term;

•	ratify the board of directors’ appointment of PricewaterhouseCoopers as the Company’s independent public auditors for the year ending December 31, 2008; and

•	transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Pursuant to the Company’s bylaws, the board of directors has fixed March 4th, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at all adjournments or postponements that may take place. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement that may take place. A list of all stockholders entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours for a period of ten days before the annual meeting at the offices of the Company, located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004.

By Order of the Board of Directors,

James Archbold

Secretary

Bala Cynwyd, Pennsylvania

March 27, 2008

Whether or not you plan to attend the annual meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the board of directors. You may, if you wish, revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

TWO BALA PLAZA, SUITE 300, BALA CYNWYD, PENNSYLVANIA 19004

(610) 660-7817

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

MAY 1, 2008

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

The board of directors of Central European Distribution Corporation, a Delaware corporation, or the Company, is sending you this proxy statement and the accompanying proxy card in connection with its solicitation of proxies to be used at the 2008 annual meeting of stockholders. The annual meeting will be held on May 1st, 2008, at 9:00 a.m., local time, at the offices of Dewey & LeBoeuf LLP, at 1301 Avenue of the Americas, New York, NY, and at any adjournments or postponements that may take place.

This proxy statement, the notice of annual meeting of stockholders, the proxy card and the Company’s annual report to stockholders were first mailed to stockholders on or about March 27, 2008.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders of record of the Company as of the close of business on March 4th, 2008, will consider and vote on:

•	the election of eight directors to serve on the board of directors, each for a one-year term;

•	the ratification of the board of directors’ appointment of PricewaterhouseCoopers as the Company’s independent public auditors for the year ending December 31, 2008; and

•	any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

In addition, the Company’s management will report on the performance of the Company during 2007 and respond to appropriate questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 4th, 2008, are entitled to receive notice of the annual meeting of stockholders and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to vote personally at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 40,328,321 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain and vote a proxy from the institution that holds their shares. The Company has made proxy statements, proxies and annual reports available to the nominee institutions for delivery to “street name” stockholders.

Can I change my vote after I return my proxy card?

Yes.    Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of the board of directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendations are set forth together with the description of each item in this proxy statement. The board recommends a vote:

•	“for” election of the nominated slate of eight directors (see page 3);

•	“for” ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors (see page 34).

With respect to any other matter that properly comes before the meeting or any adjournment or postponement that may take place, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. Assuming that a quorum is present, the affirmative vote of a plurality of the votes present in person or represented by proxy at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no impact on the election of directors except to the extent failure to vote for an individual results in another individual receiving a larger proportion of votes. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Ratification of Independent Auditors and Other Items. For the ratification of the independent auditors and any other item voted upon at the annual meeting, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will be treated as a vote not cast and will have no effect on the outcome of the vote.

Who will bear the costs of soliciting proxies for the annual meeting?

The cost of soliciting proxies for the annual meeting will be borne by the Company. The Company has retained Broadridge Investor Communications Services to solicit proxies by use of the mails on the Company’s behalf for a fee of approximately $31,000. In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of the Company, who will not receive any additional compensation for their services but will be reimbursed for the out-of-pocket expenses they incur. Proxies and proxy material will also be distributed at the expense of the Company by brokers, nominees, custodians and other similar parties.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder’s Meeting to Be Held on May 1, 2008.

This proxy statement and annual report to securityholders are available at http://www.cedcreports.pl.

ELECTION OF DIRECTORS

(Proposal 1)

The entire board of directors currently consists of eight members. At the annual meeting, eight directors will be elected, each to serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. The following seven existing directors have been nominated for re-election as directors of the Company at the annual meeting: William V. Carey, David Bailey, N. Scott Fine, Tony Housh, Robert Koch, Jan W. Laskowski, and Markus Sieger. Sergey Kupriyanov was elected by the board on March 13, 2008 after the closing of the Company’s acquisition of 85% of the capital stock of Copecresto Enterprises Limited, a Cypriot Company, from White Horse Intervest Limited, a British Virgin Islands company, for $180,335,257 in cash and 2,238,806 shares of the Company’s common stock. Copecresto owns various production and distribution assets, including the Parliament vodka trademarks in Russia and abroad. Mr. Kupriyanov, a shareholder of White Horse, is nominated for election as a director of the Company at the annual meeting, as agreed upon by the Company and White Horse in the Share Sale and Purchase Agreement, dated March 11, 2008, by and among the Company, White Horse, Bols Sp. z o.o., a wholly-owned subsidiary of the Company, and William V. Carey, Chairman, President and Chief Executive Officer of the Company, which agreement governs the Company’s acquisition of 85% of the capital stock of Copecresto.

Information is provided below with respect to the nominees for the board of directors. Unless otherwise specified on the proxy, the persons named in the proxy intend to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Carey, Bailey, Fine, Housh, Koch, Laskowski, Sieger and Kupriyanov. The board of directors anticipates that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the persons named in the accompanying proxy shall determine in accordance with their best judgment. Pursuant to the Company’s bylaws, directors are elected by plurality vote. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTORS.

Nominees for Election as Directors

Name	Age	Position(s)
William V. Carey	43	Chairman, President and Chief Executive Officer
David Bailey	63	Director
N. Scott Fine	51	Director
Tony Housh	41	Director
Robert Koch	47	Director
Jan W. Laskowski	51	Director
Markus Sieger	42	Director
Sergey Kupriyanov	43	Director

Directors are elected to serve until they resign or are removed, or until their successors are elected. All directors are elected annually at the annual meeting of stockholders.

William V. Carey has served as Chairman, President and Chief Executive Officer of the Company since its inception in 1998. Mr. Carey began working for Carey Agri, a subsidiary of the Company, in 1990, and instituted and supervised the direct delivery system for CEDC’s nationwide expansion. Mr. Carey has 14 years experience heading distribution companies in Poland. Mr. Carey is a graduate of the University of Florida with a B.A. in economics.

David Bailey has been a director of the Company since December 2003. Mr. Bailey joined International Paper in 1968 and has held various levels of responsibility within that company including President IP Poland, and Managing Director Eastern Europe. He retired from International Paper in 2008, and is currently serving as a consultant for their Russian joint venture and has opened a private strategic planning consulting business for Poland and Russia. Also, he is Vice Chairman of the Board for Foundation Door Company, a US based company. In addition, he serves on the board of directors for the American Chamber of Commerce in Poland, Litewska Children’s Hospital Foundation, United Way Poland, and is a member of the Polish Business Roundtable. Mr. Bailey served in the United States Army and graduated with a Chemical Engineering Degree from Oregon State University.

N. Scott Fine has been a director of the Company since January 2003, and was previously a director during 2001. Mr. Fine is an investment banker at Scarsdale Equities, a New York based investment-banking firm. Mr. Fine has been involved in corporate finance for over 20 years. Previously, Mr. Fine was an investment banker at Fine Equities, focusing on small- to medium-cap companies and managing high net worth individuals and small institutions. Mr. Fine co-managed the Company’s initial public offering. He has also worked on a series of transactions domestically and internationally in the healthcare and consumer products area. Mr. Fine currently sits on the Deans Advisory Board for The University of Connecticut’s Neag School of Education at Storrs, Connecticut.

Tony Housh has been a director of the Company since May 2000. Mr. Housh is a Warsaw, Poland-based investment and regulatory affairs advisor in private practice. Mr. Housh was the Executive Director of the American Chamber of Commerce in Poland from 1996 to 2000, where he obtained an in-depth knowledge of the Polish regulatory framework. Since 2002 Mr. Housh has been a member of the AmCham Board of Directors and served as the Vice Chairman since 2005. He served from 1999-2005 as an Ambassadorial appointee to the Executive Committee of the US-Poland Fulbright Commission. Prior to joining the American Chamber, Mr. Housh was the U.S. Treasury country officer for Poland at the Office of Technical Assistance. Mr. Housh is a graduate of Katholieke Universitiet van Leuven (Belgium) and the University of Kansas.

Robert P. Koch has been a director of the Company since February 2004. Mr. Koch is President and Chief Executive Officer of the Wine Institute. Prior to joining the Wine Institute, Mr. Koch held senior leadership positions in the U.S. Congress working for the House Majority Leader and House Majority Whip. He received his B.A. in Government and Politics from the University of Maryland in 1983.

Jan W. Laskowski has served as a director of the Company since its inception in 1998. Mr. Laskowski has lived and worked in Poland since 1991 and was involved at an Executive Management level in the successful start-up of two private Banks From 1996 to February 1999, he was the Vice President and member of the management board of American Bank in Poland, where he was responsible for business development. Before coming to Poland, Mr. Laskowski worked in London for Bank Liechtenstein (UK) Ltd from 1989 to 1991. He began his career with Credit Suisse, also in London, where he worked for 11 years. Presently Mr. Laskowski is a founding partner and CFO of Landoor Architektura, a real estate development and architectural services company, in Poland.

Markus Sieger has been a director of the Company since August 2005 and holds a degree in Economics from the University of Applied Sciences for Business and Administration Zurich. He started his career in 1981 with Zurich Insurance Group where he specialized in information systems and organizational projects. In 1994, he joined fincoord and is today managing partner of fincoord and iscoord. He is a Director of various companies such as ITI Holdings S.A., Grupa Onet.pl S.A., Nutricia Polska, Proceq, Vektor, Mageba, BBR and others.

Sergey Kupriyanov was elected to the board of directors effective March 13, 2008, and is nominated for election as a director at the annual meeting, as contemplated by the Share Purchase and Sale Agreement, dated March 11, 2008, among the Company, White Horse Intervest Limited, Bols Sp. z o.o. and William V. Carey, which governs the Company’s acquisition of 85% of the capital stock of Copecresto Enterprises Limited from White Horse. Mr. Kupriyanov is a shareholder of White Horse and a director of Copecresto, and the Company expects that Mr. Kupriyanov will enter into an employment agreement with a subsidiary of Copecresto to become the general director of that subsidiary. Mr. Kupriyanov has served as Chief Executive Officer of Parliament Group, an affiliate of Copecresto, since 2003. Mr. Kupriyanov began working at ZAO Firm “Urozhay,” a subsidiary of Parliament Group, in 1991 as Deputy Chief Executive Officer. Mr. Kupriyanov has 17 years of experience heading alcohol-related companies in Russia. Mr. Kupriyanov is a graduate of Moscow State Technical University n.a. N.E. Bauman (MSTU) and has a degree in engineering.

Director Independence and Other Matters

The board of directors has determined each of the following directors to be an “independent director” as such term is defined in Rule 4200(a) (15) of the listing standards of the National Association of Securities Dealers, or NASD: David Bailey, Tony Housh, Robert Koch, Jan W. Laskowski, N. Scott Fine and Markus Sieger.

The board of directors has also determined that each member of the three committees of the board meets the independence requirements applicable to those committees prescribed by the NASD and the Securities and Exchange Commission, or SEC.

The Company encourages but does not require members of the board of directors to attend the annual meetings. All of the members of the board that were directors at such time attended the Company’s 2007 annual meeting.

Committees of the Board of Directors and Meetings

The board of directors held 16 meetings in 2007, in addition to acting by unanimous written consent 3 times. Each incumbent director attended at least 75% of the total number of meetings of the board and meetings of the committees of the board on which he served in 2007.

The board of directors has three standing committees, an audit committee (which is a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act), a compensation committee and a nominating and corporate governance committee. The functions performed by the committees are summarized below. All of the members of the three committees are independent directors as defined by Rule 4200(a)(15) of the NASD’s listing standards.

Audit Committee. The audit committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. The board of directors, upon the recommendation of the audit committee, approved a charter in December 1999, amended it in 2002 and most recently amended it in November 2005. A current copy of the audit committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ Messrs. Housh, Sieger and Laskowski currently constitute the audit committee. Mr. Housh serves as the chairman of the audit committee. The board has determined that Mr. Laskowski qualifies as an “audit committee financial expert” as defined in Items 401(h) and 407(d)(5) of Regulation S-K, and that each of the members of the audit committee is independent in accordance with applicable NASD standards and SEC rules and regulations. Each member of the audit committee must meet certain independence and financial literacy requirements. The audit committee oversees our corporate financial reporting process, internal accounting controls, audit plans and results and financial reports. In addition, the audit committee appoints, compensates, retains and oversees the work of the firm of independent auditors employed by the Company to conduct the annual audit examination of the Company’s financial statements. The members meet with the independent auditors and financial management to review the scope of the proposed audit for the year, the audit procedures to be utilized, audit fees, and, at the conclusion of the audit, the audit reports. In addition, the audit committee reviews the financial statements, the related footnotes and the independent auditors’ report thereon and makes related recommendations to the board as the audit committee deems appropriate. The audit committee met 5 times during 2007. The report of the audit committee is set forth beginning on page 8 of this proxy statement.

Compensation Committee. The compensation committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the compensation committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ The compensation committee’s responsibilities include (i) making recommendations to the board of directors on salaries, bonuses and other forms of compensation for the Company’s officers and other key management and executive employees, (ii) administering the Company’s 2007 Stock Incentive Plan, referred to herein as the Option Plan, and (iii) reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors. Messrs. Laskowski, Housh and Bailey currently constitute the compensation committee, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the NASD’s listing standards. Mr. Laskowski serves as the chairman of the compensation committee. The compensation committee held 4 meetings during 2007. The report of the compensation committee is set forth beginning on page 9 of this proxy statement.

Nominating Committee. On February 25 th, 2008, the board of directors re-designated the nominating committee as the nominating and corporate governance committee. The nominating and corporate governance committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the nominating and corporate governance committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ The nominating and corporate governance committee monitors the independence of the board by identifying individuals qualified to become board members and selecting, or recommending that the board select, the director nominees for election at the Company’s annual meetings of stockholders. The committee also recommends to the board candidates for filling positions on the board resulting from the death or resignation of directors. The committee also recommends directors for appointment to the committees of the board. In addition, the committee now also reviews and assesses the adequacy of the Company’s corporate governance principles and, if appropriate, develops and recommends to the board of directors additional corporate governance principles. These responsibilities include oversight of the process of evaluating the performance of the board, its committees and individuals directors, maintenance of the Company’s succession plan, convening executive sessions of the board of directors at which no members of management or other representatives of the company are present and recommending to the board of directors a candidate for Lead Director. The current Lead Director is Mr. Bailey. Messrs. Bailey, Housh and Koch constituted the old nominating committee, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the NASD’s listing standards. Mr. Koch served as the old chairman of the nominating committee. The old nominating committee held 1 meeting during 2007. Messrs.

Bailey, Koch and Laskowski currently constitute the nominating and corporate governance committee, each of whom is an “independent director” as defined by rule 4200 (a)(15) of the NASD’s listing standards. Messr. Bailey serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee held no meetings in 2007.

The information contained in the reports of the audit committee and the compensation committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

AUDIT COMMITTEE REPORT

The audit committee members are Tony Housh, Jan Laskowski and Markus Sieger, each of whom meets the independence and experience requirements set forth in Rule 4200(a)(15) of the listing standards of NASD. The audit committee held 5 meetings during 2007.

To ensure independence, the audit committee also meets separately with the Company’s independent public accountants, internal auditor and other members of management. In addition, the audit committee reviewed and discussed the audited financial statements with management. The audit committee met with the Company’s independent public accountants 4 times during 2007. These meetings were separate from full board of directors meetings and the audit committee discussed with the independent public auditors matters required to be discussed by Statement on Auditing Standards 61. The audit committee has received the written disclosures and the letter from the independent public auditors required by Independence Standards Board Standard No. 1 and has discussed the independence of the independent public auditors with them. Based on its review and discussions with the independent public auditors and with management, the audit committee has recommended to the board that the audited financial statements for the year ended December 31, 2007, be included in the Company’s annual report on Form 10-K.

Respectfully submitted,

Audit Committee

Tony Housh

Markus Sieger

Jan Laskowski

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2008 Annual Meeting of Stockholders.

Respectfully submitted,

Compensation Committee

Jan Laskowski

Tony Housh

David Bailey

ADDITIONAL INFORMATION

Director Compensation in 2007

The following table sets forth information regarding the compensation of the directors of the Company for the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash	Option Awards ($)		Total ($)
Jan Laskowski	$40,000	$94,085	(1)(7)	$134,085
Tony Housh	$40,000	$82,192	(2)(8)	$122,192
Scott Fine	$30,000	$31,308	(3)(9)	$61,308
David Bailey	$30,000	$39,682	(4)(10)	$69,682
Robert Koch	$30,000	$31,308	(5)(11)	$61,308
Markus Sieger	$30,000	$54,370	(6)(12)	$84,370
Sergey Kupriyanov (13)	$0	$0		$0

(1)	At December 31, 2007, Mr. Laskowski had 96,999 options outstanding.
(2)	At December 31, 2007, Mr. Housh had 90,124 options outstanding.
(3)	At December 31, 2007, Mr. Fine had 20,186 options outstanding.
(4)	At December 31, 2007, Mr. Bailey had 44,249 options outstanding.
(5)	At December 31, 2007, Mr. Koch had 31,998 options outstanding.
(6)	At December 31, 2007, Mr. Sieger had 29,374 options outstanding.
(7)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2007. The grant date fair value of option awards granted in 2007, calculated in accordance with FAS 123(r), was $ 97,440. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2007 audited financial statements.
(8)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2007. The grant date fair value of option awards granted in 2007, calculated in accordance with FAS 123(r), was $ 88,160. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2007 audited financial statements
(9)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2007. The grant date fair value of option awards granted in 2007, calculated in accordance with FAS 123(r), was $ 46,400. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2007 audited financial statements
(10)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2007. The grant date fair value of option awards granted in 2007, calculated in accordance with FAS 123(r), was $ 55,680. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2007 audited financial statements
(11)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2007. The grant date fair value of option awards granted in 2007, calculated in accordance with FAS 123(r), was $ 46,400. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2007 audited financial statements.

(12)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2007. The grant date fair value of option awards granted in 2007, calculated in accordance with FAS 123(r), was $ 74,240. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2007 audited financial statements

Director Compensation

On January 18, 2007, the board of directors of the Company approved effective January 1, 2007, revisions to the annual option grants and fees granted for serving as a member of the board of directors. The revisions from the terms that were in effect at the end of 2006 are as follows: The base director’s fee payable to members of the board of directors has been raised from $10,000 per year to $30,000 per year. The additional fee payable to the chairmen of the audit and compensation committees of the board of directors has been raised from $4,000 per year to $10,000 per year. The additional fee payable to the chairman of the board of directors has been increased from $12,000 per year to $20,000 per year.

The initial grant of options to purchase shares of the Company’s common stock to newly-elected members of the board of directors has been reduced from 11,812 shares to 5,000 shares. The base annual option grants to members of the board of directors of the Company have been reduced from 5,062 shares per year to 5,000 shares per year. The additional annual option grant to the chairman of the audit committee of the board of directors has been reduced from 10,125 shares per year to 3,500 shares per year. The additional annual option grant to the chairman of the compensation committee of the board of directors has been reduced from 10,125 shares per year to 2,500 shares per year. The additional annual option grant to the chairman of the board of directors has been reduced from 15,187 shares per year to 7,500 shares per year. The additional annual option grants to members of the compensation committee of the board of directors have been reduced from 1,687 shares per year to 1,000 shares per year. The additional annual option grants to members of the audit committee of the board of directors have been reduced from 4,500 shares per year to 3,000 shares per year. The newly formed nominating and corporate governance committee members, including the Lead Director, receive an additional annual grant of options to purchase 1,000 shares per year. The Lead Director receives an additional annual grant of options to purchase 5,000 shares per year. The options granted annually to directors vest fully in two years, and have a ten year term.

Each director is entitled to receive an annual fee of $30,000 for serving as a member of the board of directors. The chairmen of the audit committee and the compensation committee are each entitled to receive an additional annual fee of $10,000. The Lead Director and chairman of the nominating and corporate governance committee is entitled to receive an additional annual fee of $15,000. In addition to the director fee, the Chairman of the board of directors is entitled to receive an annual fee of $20,000. The Company reimburses directors for out-of-pocket travel expenses relating to their service on the board of directors.

The Company expects that Mr. Sergey Kupriyanov, a current director and nominee for election to the board of directors at the annual meeting, will enter into an employment agreement with OOO Parliament Distribution, a wholly-owned subsidiary of Copecresto, to become the general director of OOO Parliament Distribution. Pursuant to this employment agreement, for his services as general director it is expected that Mr. Kupriyanov will receive an annual salary of 12,500,000 Russian Rubles, which has a value of approximately $531,000 based on current exchange rates.

Director Nomination Process

On February 25, 2008, the board of directors re-designated the nominating committee as the nominating and corporate governance committee. The nominating and corporate governance committee currently consists of Messrs. Bailey, Koch and Laskowski, each of whom is independent as defined in Rule 4200(a)(15) of the listing standards of the NASD. Although the nominating and corporate governance committee has not established specific minimum requirements for director nominee candidates, in assessing qualifications, it will consider various criteria, including (1) such candidate’s independence (consistent with the NASD’s listing standards), (2) whether such candidate is a director, consultant or employee of any competitor of the Company, (3) such candidate’s other obligations and time commitments and location and how such factors may impact on his or her ability to attend meetings of the board in person and (4) any other NASD or SEC requirements, such as financial literacy or financial expertise with respect to audit committee members.

The nominating and corporate governance committee has two primary methods for identifying candidates beyond those proposed by the Company’s stockholders. On a periodic basis, the nominating and corporate governance committee solicits ideas for possible candidates from a number of sources, including members of the board of directors, senior-level management, individuals personally known to the members of the board and research, including publications, database and Internet searches. In addition, the nominating and corporate governance committee may, from time to time, use its authority under its charter to retain a search firm to identify candidates. To date, the nominating and corporate governance committee has not engaged third parties to identify or evaluate or assist in identifying potential director nominees.

To date, except as discussed below, the Company has not received any recommendations from stockholders that were not subsequently voluntarily withdrawn by such stockholder requesting the board or any of its committees to consider a nominee for inclusion among the board’s slate of nominees. Accordingly, the nominating and corporate governance committee has not adopted, and the board of directors is of the view that it need not, adopt a formal policy by which the Company’s stockholders may recommend director nominees. However, the nominating and corporate governance committee will consider nominees recommended by stockholders if such recommendations are made in compliance with the Company’s bylaws and applicable SEC rules and regulations. The Company’s bylaws provide that a stockholder must provide written notice delivered to the Company’s secretary at the Company’s principal executive office not later than the date that corresponds to 120 days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. In addition, such stockholder notice must include (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company’s common stock owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (v) any other information relating to such person that is required to be included in the proxy statement (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder, as it appears on the Company’s books, and (ii) the class and number of shares of the Company’s stock which are beneficially owned by such stockholder. The stockholder notice must also comply with all applicable SEC rules and regulations.

The Company anticipates that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the nominating and corporate governance committee may prefer nominees who are personally known to the existing directors and officers and whose reputations are highly regarded.

As a result of the Company’s acquisition of Botapol Holding B.V., which was completed on August 17, 2005, Takirra Investment Corporation N.V. has the right to designate one member to the Company’s board of directors for as long as it owns at least 50% of the original number of shares of common stock issued to it in connection with the acquisition. Mr. Markus Sieger has been and remains the designee of Takirra Investment Corporation N.V., and the nominating and corporate governance committee has recommended to the board of directors that he be nominated for re-election to the board of directors.

All of the nominees for director being voted upon at the annual meeting are directors standing for re-election.

Communications with the Board of Directors

Although the Company has not developed formal processes by which stockholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the board either generally or in the care of the Chief Executive Officer, Secretary or another corporate officer is forwarded to all members of the board of directors, has served the board’s and the Company’s stockholders’ needs. There is no screening process, and all stockholder communications that are received by officers for the board’s attention are forwarded to the board. In the future, the board of directors may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s website, any communication to the board should be mailed to the board, in care of the Company’s Secretary, at the Company’s corporate headquarters at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder—Board Communication” or “Stockholder—Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication.

Code of Conduct

The Company has adopted a Code of Conduct that applies to the Company’s employees, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions) and directors. The Company’s Code of Conduct is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ Any changes or waivers to the Code of Conduct for the Company’s principal executive officer, principal financial officer or principal accounting officer or persons performing similar functions will be disclosed on the Company’s website.

Executive Officers

On November 12, 2007, the Board of Directors adopted a formal policy of annually reviewing the Company’s Succession Policy for the CEO, COO, CFO and Board Chairman.

The names, ages, current positions held and date from which the current position was held of all executive officers of the Company are set forth below.

Name	Age	Position(s)	Position Since
William V. Carey	43	Chairman, President and Chief Executive Officer	1997

Evangelos Evangelou	40	Vice President and Chief Operating Officer	1998

James Archbold	47	Vice President and Director of Investor Relations	2002

Christopher Biedermann	40	Vice President and Chief Financial Officer	2005

Richard Roberts	59	Vice President and Export Director	2005

The following sets forth the business experience, principal occupations and employment of each of the executive officers who do not serve on the board of directors.

Evangelos Evangelou joined the Company in September 1998 as Vice President and Chief Operating Officer. From October 1993 until July 1998, Mr. Evangelou was Assistant Manager and General Manager of Louis Poland Sp. z o.o., where he was responsible for the operations of all food and beverage outlets within Warsaw International Airport. Prior to coming to Poland, Mr. Evangelou was in food and beverage management in the United Kingdom and Cyprus. Mr. Evangelou is a university graduate of New York Institute of Technology, N.Y.

James Archbold joined the Company in January 2002 as Vice President, Corporate Secretary and Director of Investor Relations. From August 1996 through January 1998, he held the position of National Sales Director for Domestic Brands for Carey Agri, a subsidiary of the Company. Prior to joining the Company, he worked in Poland for AIG/Lincoln, a real estate development company, as Director of Marketing and Leasing. Prior to coming to Poland in 1995, he worked in the retail brokerage industry in New York for five years. Mr. Archbold holds an M.A. degree from Columbia University.

Christopher Biedermann joined the Company in January 2005 as Chief Financial Officer. From February 2003 through December 2004, Mr. Biedermann held the position of country finance manager with General Electric Consumer & Industrial, Poland, where he managed the finance function for three production plants in Poland, which responsibilities included management of manufacturing finance and controllers group. From May 1998 to January 2003, Mr. Biedermann held a number of positions with Coca—Cola Hellenic Bottling Company (HBC) S.A. From March 2001 to January 2003, he held the position of country chief financial officer and operations manager with Coca—Cola HBC S.A., Slovenia. From November 2000 to March 2001, he worked with Coca—Cola HBC, London, UK where he worked as part of a team to develop business overview and financials for long-term credit rating applications and road show presentations for certain securities issuances. In 2000, he held the position of commercial finance manager for Coca—Cola HBC, Poland. Mr. Biedermann has an M.B.A. from the University of Texas.

Richard Roberts joined the Company as Vice President and Export Director in October 2005, after having been a Director of the Board from 2002 to October 2005. Mr. Roberts has over 30 years experience in the alcoholic beverages field. From 1992 to January 2002, he was Vice President International for the Sutter Home Winery, responsible for all markets outside the United States. Prior to that, he held a variety of senior management positions at Seagram International, including marketing and sales, as well as several general management positions of Seagram production and distribution companies outside the United States. Mr. Roberts has an M.B.A. from the Garvin School of International Management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee. The Compensation Committee of the board of directors (the “Committee”) assists the board of directors of the Company in discharging its responsibilities relating to compensation of the Company’s executive officers and supervision of the Company’s stock option plans. The Committee reports to the board of directors and is responsible for:

•	developing guidelines for, and reviewing the compensation and performance of, the Company’s executive officers;

•	evaluating the executive officers’ performance in light of these goals and objectives; and

•	making recommendations to the board of directors regarding the management contracts of executive officers when they are proposed or renewed.

The Committee also is responsible for approving the compensation of the Chief Executive Officer.

Compensation Philosophy and Objectives. The Company seeks to pay its executive officers total compensation that is competitive with other companies of comparable size and complexity. Generally, the types of compensation and benefits provided to the Chief Executive Officer and other executive officers are comparable to those provided to other executive officers of small cap and mid-cap, publicly traded and similarly sized companies in the industry in which the Company operates.

The compensation policies of the Company are designed to:

•	attract, motivate and retain experienced and qualified executives,

•	increase the overall performance of the Company,

•	increase stockholder value, and

•	incentivize the executive officers to achieve the highest level of Company financial performance.

While the Company seeks to maintain competitive compensation arrangements for its executives, it also strongly believes that the competitiveness of the compensation packages should be based on the total compensation achievable by the executive officers and that a substantial portion of that compensation should be linked to the performance of the Company. Accordingly, the executive compensation packages provided to the Chief Executive Officer and the other executive officers are structured to include, in addition to base salary and relatively modest fringe benefits, cash options. A substantial portion of the compensation packages for executive officers is in the form of stock options, which are intended to incentivize executive officers to achieve long-term growth in the price of the Company’s common stock, and annual cash bonus opportunities, which are intended to reward executive officers for meeting annual financial performance goals. Overall compensation levels are set such that, for executive officers to achieve a competitive compensation level, there must be both growth in the market price of the Company’s common stock and, for executives other than Mr. Roberts, growth in the Company’s earnings and revenues at rates that equal or exceed the recent growth rate of the Company’s earnings and revenues. Mr. Roberts’ annual incentive opportunity is intended to achieve a similar result for him, if he achieves the aggressive export goals identified in his contract.

The Committee believes that executive officer compensation should seek to align the interests of executives with those of the Company’s stockholders, by seeking to reward long-term growth in the value of the Company’s common stock and to reward the achievement of annual financial goals by the Company. The incentive components of compensation, stock options and annual cash bonuses, for executive officers are linked solely to corporate financial performance and not individual goals, other than in the case of the annual cash incentive for Mr. Roberts. This is intended to keep the executive team focused on the core goal of overall corporate performance. Mr. Roberts, who is responsible for initiating and growing the Company’s export business, has been granted an individual cash incentive program which is linked to the growth of the export business.

When setting or recommending compensation levels, the Committee considers the overall performance of the Company, the individual performance of each of the executive officers, and their individual contributions to and ability to influence the Company’s performance, and also seeks to encourage teamwork amongst the executives. The Committee believes that the level of base salaries plus bonuses and stock options, and fringe and other benefits, of executives should generally be managed to compete with other public and private companies of comparable size and complexity. The Committee bases its determinations on a variety of factors, including the personal knowledge of market conditions that each member of the Committee has gained in his own experience managing businesses in Poland and Central Europe, salary surveys available to the Company, the knowledge of the Chief Executive Officer and other executives as to local market conditions, and information learned regarding the compensation levels at companies acquired by the Company and individual negotiation with the executive officers. The Committee does not formally benchmark against specific companies or industries, but rather exercises an amount of discretion in setting compensation levels, utilizing the general knowledge of its members. The Committee periodically evaluates the types and levels of compensation paid by the Company to ensure that it is able to attract and retain qualified executive officers and that their compensation remains comparable to compensation paid to similarly situated executives in comparable companies.

The following describes in more specific terms the elements of compensation that implement the compensation philosophy and objectives described above, with specific reference to compensation earned by the named executive officers for 2007.

Base Salaries. Base salaries of executive officers are determined at the time a person initially becomes an executive officer by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace at that time for executive talent, including a comparison to base salaries for comparable positions (considered in the context of the total compensation paid by such companies). Salaries are reviewed from time to time thereafter, generally in connection with the expiration of employment agreements or when other considerations warrant such consideration in the discretion of the Committee and board of directors, considering the foregoing factors as well as the executive’s performance and the other factors considered in setting total compensation described above. The Company has historically maintained a policy of setting base salary at the lower end of market levels in preference to emphasizing the incentives provided by the executive bonus and stock option programs. Our executive officers working in Poland also serve on the boards of certain of our subsidiaries, for which local law requires that they be paid a modest stipend.

When salary adjustments are considered, they are made in the context of the total compensation for executive officers, consistent with the core principles discussed earlier in this Compensation Discussion and Analysis. In each case, the participants involved in recommending and approving salary adjustments, consider the performance of each executive officer, including consideration of new responsibilities and the previous year’s corporate performance. Individual performance evaluations take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives. The factors impacting base salary levels are not assigned specific weights but are considered as a totality, against the backdrop of the Company’s overall compensation philosophy and knowledge of market conditions, and salary adjustments are determined in the discretion of the Committee and the board of directors. Salaries paid in 2007 were set in extensions to each executive officer’s employment agreement effective January 1, 2007. Each extension fixed the base salary of the relevant executive officer for 2007, 2008 and 2009.

In addition, on March 11, 2008 the Committee recommended, and the board of directors approved, the payment of a one-time supplement to the salary and bonus earned in 2007 by each of the executive officers of the Company that reside in Poland and whose salaries and bonuses are paid in U.S. Dollars. Because of the significant decline in the value of the U.S. Dollar against the Polish Zloty in 2007, the real value of those executive officers’ salaries and bonuses declined significantly as well. These supplements were meant to make up at least part of that lost value based on historical Dollar-Zloty exchange rates. The board of directors authorized supplemental payments to Mr. Carey, Mr. Evangelou and Mr. Biedermann of $43,395, $27,217 and $19,844, respectively.

Bonuses. The Company has historically paid annual bonuses to its executive officers based on corporate performance, as measured by reference to factors which the Committee believes reflect objective performance criteria over which management generally has the ability to exert some degree of control. This policy was formalized in 2001 with the adoption of the Company’s executive bonus plan. The Company establishes a cash bonus pool for each year and the interest in such pool, if earned, for each of the executive officers (other than Mr. Roberts). The proportionate interest in the cash bonus pool for each such officer is based upon, among other things, the Committee and board of director’s assessment of each officer’s level of responsibility within the Company, expertise and ability to influence improvements in the Company’s financial results, and tenure. The factors impacting the determination of an officer’s proportionate interest in the cash bonus pool are not assigned specific weights but are considered as a totality, against the backdrop of the Company’s overall compensation philosophy and knowledge of market conditions, in the discretion of the Committee and the board of directors.

Under the Company’s executive bonus plan for 2007, the size of the bonus earned related to the amount of the Company’s earnings before net interest expense, net income tax, net other financial expense (income), minority interest, depreciation and amortization (“adjusted EBITDA”) measured against a target adopted by the board. The adjusted EBITDA target is set by the board of directors, based on the recommendation of the Committee, based on an analysis of financial projections at the outset of each fiscal year. For purposes of the executive bonus plan, the Company believes that a measure which excludes the items indicated is an appropriate measure of executive performance, as it focuses on the performance of the core operations of the company, before items as to which the performance of the executives may have less influence. For 2007, the adjusted EBITDA target amount was $116.5 million.

For 2007, the Company’s adjusted EBITDA was $126.3 million, which exceeded the target amount set for 2007 in the beginning of the year.1 The Committee and the board of directors determined in January 2007 to adjust certain aspects of the plan for 2006, 2007 and 2008, setting the size of the bonus pool for 2007 at $700,000 and adjusting the payouts for each of Messrs. Carey, Evangelou, Biedermann and Archbold under the executive bonus plan. The Committee also determined to remove the cap on Mr. Carey’s bonus contained in his employment agreement, for 2006 and subsequent years. The reasons for changing the plan in 2007 are the same as those discussed below, in respect of the revisions made to the plan for future years.

Pursuant to the executive bonus plan, in 2007, the Committee and the board of directors determined that:

•	Mr. Carey, the Chief Executive Officer, earned a bonus of $329,000,

•	Mr. Evangelou, the Chief Operating Officer, earned a bonus of $175,000,

•	Mr. Biedermann, the Chief Financial Officer, earned a bonus of $126,000, and

•	Mr. Archbold, the Director of Investor Relations, earned a bonus of $70,000.

[1]	For 2007, adjusted EBITDA was calculated as follows:

2007 (in thousands)
Net income	$77,102
Income tax	15,910
Net interest expense	35,829
Net financial expense / (income)	(13,594)
Minority interest	1,068
Depreciation and amortization	9,968

Adjusted EBITDA	$126,283

Mr. Roberts, the Company’s export director, does not participate in the executive bonus plan. Instead, under his employment agreement, Mr. Roberts is entitled to annual cash bonuses based on the number of cases exported from the Company’s Polmos Bialystok and Bols Poland subsidiaries (other than Bols vodka and Royal vodka), ranging from no bonus if the cases shipped are less than 270,000 to a $100,000 bonus if the cases shipped exceed 700,000. Mr. Roberts earned no bonus for 2007. This separate incentive arrangement was established to incent Mr. Roberts to grow the Company’s export business, which is the specific part of the Company’s operations that Mr. Roberts is charged to establish and grow. The objectives for Mr. Roberts have been set aggressively, as has his bonus opportunity, reflecting the “start-up” nature of the Company’s export business. Mr. Roberts’ objectives have been set consistent with the Company’s objectives in its business plan. The Committee and board of directors believe that the combination of the executive bonus plan and Mr. Roberts’ individual bonus arrangements historically have properly motivated the individuals who are most capable of affecting Company performance.

The Company’s executive bonus plan was changed in 2007. In January 2007, at the same time the 2006 bonus amounts were finalized, the board of directors determined, upon the recommendation of the Committee, to change the plan. The plan was updated and regularized to reflect the evolution of the Company in recent years, from a purely distribution business focused on Poland to one engaged in distribution and production with an international outlook, the growth in the size and complexity of its operations, and the increased responsibility of the executive officers. The board of directors established larger base aggregate cash bonus pool amounts, the methodology for determining the actual amount of the cash bonus pool that will be earned in a given year, the executive officers that will participate in the plan and the percentage interest each officer will have in the amount of the pool that is earned. For 2007, the aggregate amount of the cash bonus pool is $700,000 and for 2008 the aggregate amount of the cash bonus pool will be $825,000. The bonus plan participants are Messrs. Carey, Evangelou, Biedermann and Archbold, and any payouts from the bonus pool in a given year will be allocated 47% to Mr. Carey, 25% to Mr. Evangelou, 18% to Mr. Biedermann and 10% to Mr. Archbold. The potential proportionate pay-outs from the bonus pool are intended to recognize, generally, the level of responsibility and potential contribution of each officer to the results of the Company, on an annual basis. Accordingly, Mr. Carey, as Chief Executive Officer, would receive the highest percentage payout from the bonus pool.

For 2008, if the Company’s adjusted EBITDA for the fiscal year:

•	is less than 80% of the target adjusted EBITDA for the year set by the Committee (the “Target EBITDA”), no bonus will be earned under the plan,

•	is 80% or more, but less than 90%, of the Target EBITDA for the year, 50% of the base aggregate cash bonus for that year will be earned by participants in the Plan,

•	is 90% or more, but less than 100%, of the Target EBITDA for the year, 80% of the base aggregate cash bonus for that year will be earned by participants in the Plan,

•	is 100% or more, but less than 110%, of the Target EBITDA for the year, 100% of the base aggregate cash bonus for that year will be earned by participants in the Plan, and

•	is 110% or more of the Target EBITDA for the year, 110% of the base aggregate cash bonus for that year will be earned by participants in the Plan.

Target EBITDA is set by the board of directors, upon the recommendation of the Committee, based on the Company’s business plan to reflect continued growth of the Company’s business. We do not disclose Target EBITDA for future years because we believe this data is confidential and competitively sensitive. When the Target EBIDTA for 2008 was set, the board of directors and the committee considered the Target EBITDA to be reasonably attainable assuming performance consistent with budget. Target EBITDA is intended to be attainable but challenging. We believe that if financial targets were not attainable, the plan will lose the motivational effect it was designed to achieve and payouts will lag behind market levels. Each year since the executive bonus plan was first implemented, the Company has achieved at least the lowest target EBITDA threshold. In each year but 2001, the highest Target EBITDA was exceeded.

Stock Options. A third component of executive officers’ compensation is options to purchase shares of common stock issued pursuant to the Option Plan. The Committee or the full board of directors grants stock options to the Company’s executives in order to align their interests with the interests of the stockholders. The Company also structures option grants to comply with Rule 16b-3 under the Exchange Act. In 2007, option grants to the Company’s directors and executive officers were made by the full board of directors. Stock options are considered by the Company to be an effective long-term incentive because the executives’ gains are linked to increases in stock value, which in turn provides stockholder gains. Options are granted to executive officers upon their commencement of employment with the Company and annually thereafter, on the first day of the year. After the initial employment grants, the Company historically has granted options to executive officers on the same day each year and does not coordinate option grant timing with the release of material non-public information. The options generally are granted at an exercise price equal to the closing market price of the common stock on the day before the grant. The maximum option term is ten years. The full benefit of the options is realized only as a result of appreciation of the stock price in future periods, thus providing an incentive to create value for the Company’s stockholders through appreciation of stock price. Beginning in 2007, the Company extended the vesting schedule for the options granted to executive officers, from one year to two years, which the Company believes makes the option grants a more effective retention incentive.

Stock option grants made to the executive officers in 2007 reflect the significant individual contributions they are expected to make to the Company’s operations and implementation of the Company’s development and growth programs, and the amounts of such grants were determined based on the same considerations discussed above in the context of setting salaries and annual bonuses. The amount of options granted is not tied to a formula or comparable company target ranges, but rather determined periodically in the discretion of the Committee and the board of directors consistent with the compensation philosophy described above.

Setting Executive Compensation. Base salaries and other compensation for the Chief Executive Officer and other executive officers are set by the board of directors following recommendation by the Committee and reflect a number of elements including recommendations by Mr. Carey as to the other executive officers based on evaluation of their performance and the other factors described above. The Committee works closely with Mr. Carey in establishing compensation levels for the other executive officers. Mr. Carey and the individual executive typically engage in discussions regarding the executive’s salary, and Mr. Carey reports on such discussions and makes his own recommendations to the Committee. The Committee will separately discuss with Mr. Carey any proposed adjustment to his own compensation. The Committee reports to the board of directors on all proposed changes in executive compensation, after it has formed a view on appropriate adjustments, and makes recommendations for consideration of the board for the Chief Executive Officer and the other executive officers. The board of directors considers such recommendations and, thereafter, sets the compensation level for Mr. Carey, subject to the approval of the Committee, and for the other executive officers. Salary levels and other aspects of compensation for executive officers historically have been set forth in employment agreements having terms of three years.

The Committee is charged with the responsibility for approving the compensation package for the Chief Executive Officer. The Chief Executive Officer is not present during voting or deliberation on his performance or compensation.

In recognition of the recent growth of the Company and its entrance into production and into new markets, a comprehensive review of the executive compensation program for the Chief Executive Officer and other executive officers was undertaken, beginning in the second half of 2006 and concluding early in 2007, to adjust all three principal elements of the compensation packages. The changes were intended to recognize the added complexity of managing the Company resulting from such growth, and to provide appropriate incentives to achieve the increased business goals set by the Company for its new markets. The Committee also considered the expense associated with stock options, and the impact of the volatility in the Company’s stock on that expense, and determined in 2007 to reduce the size of annual option grants to executive officers, and increase salary and cash bonus incentives.

The board of directors or the Committee can exercise the right to modify any recommended adjustments or awards to the executive officers which, as discussed above, was done in 2007 in respect of the executive bonus plan. The Chairman of the Committee, in connection with the Chairman, and now also with the Lead Director, of the Board of Directors, conducts an informal annual review of the performance of the executives, and evaluates the performance of the executives collectively.

Employment Agreements. Each of the executive officers of the Company is party to an employment agreement setting forth, among other things, his base salary, the number of options he is entitled to be granted annually, and his percentage participation in the annual payouts of the aggregate cash bonus pool under the executive bonus plan, all such amounts having been determined as described in this Compensation Discussion and Analysis. The Company currently enters into employment agreements with its executive officers because it generally believes that, in respect of key executive officers, there is a significant value in its competitive markets to setting out compensation and fringe benefit expectations in a writing, maintaining appropriate non-competition, non-solicitation of employees and confidentiality agreements with key executives, and agreeing post-termination payments and other obligations. These employment agreements, which also set out the revised salaries and option entitlements in future years, are described in more detail under the caption “Employment Agreements.”

Beneficial Security Ownership of Directors and Executive Officers

The Company believes that it is in the best interests of the Company’s stockholders for the Company’s directors and executive officers to own common stock of the Company, thereby aligning their interests with the interests of the Company’s stockholders. To this end, on March 11, 2008, the Board established targets for the minimum amounts of our common stock that our directors and executive officers should beneficially own. The ownership obligation for executive officers is based on each officer’s position in the organization and is a multiple of annual base salary. The Chairman and Chief Executive Officer has a stock ownership obligation of four (4) times the amount comprised of his annual base salary and the annual board fee paid to him. Each of the other directors and executive officers has a stock ownership obligation of two (2) times their annual board fee or their annual base salary, as the case may be.

Current directors have three years in which to fulfill their obligations and current officers have four years. Current directors have to meet at least 50% of their obligation by the end of the second year after the adoption of this policy being adopted and current officers have to meet at least 50% of their obligation by the end of the third year after the adoption of this policy.

New members of the Board would have to meet 50% of their obligation by the end of their first year on the board and would have to meet 100% of their obligation by the end of their second year on the board. New executive officers would have to meet 50% of their obligation by the end of their second year of employment and would have to fulfill 100% of their obligation by the end of their third year of employment.

Each of our directors and executive officers is currently in compliance with these obligations or has made meaningful progress towards compliance.

Taxation and Accounting Matters.

The Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Generally, the Company expects that compensation paid to its executive officers will be fully deductible for federal income tax purposes. However, in certain situations, the Company may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R). As discussed earlier in this Compensation Discussion and Analysis, the adoption of FASB Statement 123(R) led the Committee and board of directors to reconsider the balance of the various components of the compensation package for its executive officers, and to emphasize cash components of compensation in future periods to a greater extent than in past years, with an offsetting reduction in the amount of options granted.

The following table summarizes the total compensation awarded to or earned by its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers whose compensation exceeded $100,000 for the year ended December 31, 2007 (the “named executive officers”).

Name and Principal Position	Year	Salary		Bonus		Option Awards(1)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William V. Carey	2007	$479,014	(2)(5)	$43,395	(9)	$777,650	(2)	$329,000	$125,503	(3)	$1,754,562
Chairman, President, and Chief Executive Officer	2006	$305,500	(6)(7)			$578,762		$282,000	$143,300	(8)	$1,309,562

Evangelos Evangelou	2007	$290,074	(5)	$27,217	(9)	$400,444		$175,000			$892,735
Vice President and Chief Operating Officer	2006	$182,812	(7)			$285,863		$150,000	$31,612	(4)	$650,287

Christopher Biedermann	2007	$225,121	(5)	$19,844	(9)	$305,100		$126,000			$676,065
Vice President and Chief Financial Officer	2006	$137,606	(7)			$217,800		$108,000			$463,406

James Archbold	2007	$170,000				$286,031		$70,000			$526,031
Vice President and Director of Investor Relations	2006	$110,000				$204,188		$60,000			$374,188

Richard Roberts	2007	$130,000				$251,250					$381,250
Vice President and Export Director	2006	$104,166				$37,625					$141,791

(1)	As of January 1, 2006, the Company adopted SFAS No. 123(R) “Share-Based Payment” requiring the recognition of compensation expense in the Condensed Consolidated Statements of Income related to the fair value of its employee share-based options. SFAS No. 123(R) revises SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(R) is supplemented by SEC Staff Accounting Bulletin (“SAB”) No. 107 “Share-Based Payment”. SAB No. 107 expresses the SEC staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations including the valuation of share-based payments arrangements. Amounts reflect the dollar amount of compensation cost relating to option awards recognized for financial statement reporting purposes in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating these values may be found in Note 10 to our 2007 audited financial statements.
(2)	Includes $50,000 in fees paid (under “Salary”) and $110,750 in stock options granted (under “Option Awards”) to Mr. Carey for serving as the chairman of the board of directors in 2007.
(3)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $36,000 for housing, $45,000 for housing-related expenses, the use of a company car (lease payments of $31,045 per year, made by the company) and payments for school fees for his child, travel and home leave, and club memberships.
(4)	Represents $31,612 paid in Polish taxes on Mr. Evangelou’s behalf.
(5)	Includes $162,014, $80,121 and $103,466 in fees paid to Messrs. Carey, Biedermann and Evangelou, respectively, for serving on the management boards of certain of our subsidiaries.
(6)	Includes $19,000 in fees paid (under “Salary”) and $88,712 in stock options granted (under “Option Awards”) to Mr. Carey for serving as the chairman of the board of directors in 2006.
(7)	Includes $39,468, $17,606 and $52,812 in fees paid to Messrs. Carey, Biedermann and Evangelou, respectively, for serving on the management boards of certain of our subsidiaries.

(8)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $36,000 for housing, $45,000 for housing-related expenses, the use of a company car (lease payments of $27,300 per year, made by the company) and payments for school fees for his child, travel and home leave, and club memberships.
(9)	Represents a one-time supplement to salary and bonus earned in 2007 paid to the executive officers that reside in Poland and are compensated in U.S. Dollars. Because of the significant decline in the value of the U.S. Dollar against the Polish Zloty, on March 11, 2008 the Compensation Committee recommended, and the board of directors approved, payment of one-time supplements to make up at least part of the loss in real value of that dollar-denominated compensation that is paid to those executive officers living in Poland.

Grants of Plan-Based Awards During 2007

The following table sets forth information regarding all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2007:

Name	Grant Date	All Other Option Awards: Number of Shares Underlying Options	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
William V. Carey	1/1/2007	67,500	$29.70	$666,900
	4/30/2007	12,500	$30.74	$110,750

Christopher Biedermann	1/1/2007	30,000	$29.70	$305,100

Evangelos Evangelou	1/1/2007	39,375	$29.70	$400,444

James Archbold	1/1/2007	28,125	$29.70	$286,031

Richard Roberts	8/10/2007	18,750	$44.15	$251,250

Employment Agreements

William V. Carey serves as the President and Chief Executive Officer of the Company and Carey Agri. Mr. Carey’s employment contract with the Company, which commenced on August 1, 2004, and was last amended on January 24, 2007, will expire on December 31, 2009. Pursuant to the terms of his contract, he was paid an annual base salary at the rate of $286,500 per year for 2006 and received grants of options to purchase 67,500 shares of common stock on each of January 1, 2006 and January 1, 2007. Pursuant to the January 2007 amendment, he received an annual base salary of $411,468 for 2007 and a grant of options to purchase 50,000 shares of common stock on January 1, 2008; he will receive an annual base salary of $486,468 for 2008 and a grant of options to purchase 50,000 shares of common stock on January 1, 2009; and an annual base salary of $536,468 for 2009. Beginning in 2007, the vesting period of grants to Mr. Carey of stock options was increased from one year to two years after the grant date. Beginning in 2008, the term of grants to Mr. Carey of options increased from five years to ten years. The exercise price for each such grant is the closing price of a share of the Company’s common stock on the trading day immediately preceding the grant date. Mr. Carey is entitled to receive 47% of the aggregate cash bonus pool payable to all participants under the Company’s executive bonus plan for each of 2007, 2008 and 2009. The executive bonus plan is described in detail under “Compensation Discussion and Analysis” above. In addition, Mr. Carey is entitled to up to $116,000 annually as special benefits to help cover the cost of housing, school fees for his child, home leave and club memberships. Mr. Carey participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2007, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Carey received health insurance coverage, a company mobile phone and a company car (the value of which cannot exceed $80,000) from Carey Agri. The health insurance coverage payments by Carey Agri were $2,608 in 2007.

Mr. Carey may terminate his employment agreement for “good reason”, which includes the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Carey’s responsibilities and duties. The Company may terminate the agreement if Mr. Carey becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause”, which includes Mr. Carey’s willful refusal to follow written orders of the board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform his required duties (except due to his incapacity) to the satisfaction of the board of directors. If the Company terminates the agreement for cause or Mr. Carey terminates it other than for good reason, the Company must pay Mr. Carey his full base salary through the date of termination and all other unpaid amounts, if any, to which he is entitled as of the date of termination in connection with any fringe benefits or under any incentive compensation plan or program. If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Carey terminates it for good reason, the Company must pay Mr. Carey his full base salary through the date of termination and all other unpaid amounts, if any, to which he is entitled as of the date of termination in connection with any fringe benefits or under any incentive compensation plan or program. In addition, the Company must pay him within five business days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation, as well as any other benefits that would have otherwise been paid to him during the remaining term of the agreement at such time as they would otherwise be payable. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination. If Mr. Carey’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the Agreement by seeking other employment. However, if Mr. Carey obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Carey becomes eligible to participate in fringe benefits substantially similar to those provided for in the Agreement, the Company’s obligation, if any, to continue to provide Mr. Carey with such fringe benefits will cease. Payments to Mr. Carey may be limited in certain circumstances if they constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code.

Pursuant to the agreement, Mr. Carey has agreed that during the term of employment and for a period of one year thereafter, he will not compete with the Company or solicit its employees. The ownership by Mr. Carey of less than five percent of the outstanding stock of any corporation listed on a national securities exchange conducting any competitive business will not be viewed as a violation of his non-competition agreement.

Evangelos Evangelou serves as the Chief Operating Officer of both the Company and Carey Agri. Mr. Evangelou’s employment contract with the Company, which commenced on September 16, 2004, and was last amended on January 24, 2007, will expire on December 31, 2009. Pursuant to the terms of his contract, he was paid an annual base salary at the rate of $214,425 per year for 2006 and received grants of options to purchase 39,375 shares of common stock on each of January 1, 2006 and January 1, 2007. Pursuant to the January 2007 amendment, he received an annual base salary of $284,424 for 2007 and a grant of options to purchase 30,000 shares of common stock on January 1, 2008; he will receive an annual base salary of $339,424 for 2008 and a grant of options to purchase 30,000 shares of common stock on January 1, 2009; and an annual base salary of $379,424 for 2009. Beginning in 2007, the vesting period of Mr. Evangelou’s stock option grants was increased from one year to two years after the grant date. The exercise price for each such grant is the closing price of a share of the Company’s common stock on the trading day immediately preceding the grant date. Mr. Evangelou is entitled to receive 25% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan. Mr. Evangelou participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2007, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Evangelou received health insurance coverage, a company mobile phone and a company car from Carey Agri. The health insurance coverage payments by Carey Agri were $2,608 in 2007.

Mr. Evangelou may terminate his employment agreement for good reason, which includes the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Evangelou’s responsibilities and duties. The Company may terminate the agreement if Mr. Evangelou becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for cause, which includes Mr. Evangelou’s willful refusal to follow written orders of the board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform his required duties (except due to his incapacity) to the satisfaction of the board of directors that continues for 45 days after written notice. If the Company terminates the agreement for cause or Mr. Evangelou terminates it other than for good reason, the Company must pay Mr. Evangelou his full base salary through the date of termination and all other unpaid amounts, if any, to which he is entitled as of the date of termination in connection with any fringe benefits or under any incentive compensation plan or program. If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Evangelou terminates it for good reason, the Company must pay Mr. Evangelou his full base salary through the date of termination and all other unpaid amounts, if any, to which he is entitled as of the date of termination in connection with any fringe benefits or under any incentive compensation plan or program. In addition, the Company must pay him within five business days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation, as well as any other benefits that would have otherwise been paid to him during the remaining term of the agreement at such time as they would otherwise be payable. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination. If Mr. Evangelou’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the Agreement by seeking other employment. However, if Mr. Evangelou obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Evangelou becomes eligible to participate in fringe benefits substantially similar to those provided for in the Agreement, the Company’s obligation, if any, to continue to provide Mr. Evangelou with such fringe benefits will cease. Mr. Evangelou’s employment agreement can be terminated by either party on six months notice.

Pursuant to the agreement, Mr. Evangelou has agreed that during the term of employment and for a period of six months thereafter, he will not compete with the Company or solicit its employees. The ownership by Mr. Evangelou of less than five percent of the outstanding stock of any corporation listed on a national securities exchange conducting any competitive business will not be viewed as a violation of his non-competition agreement.

James Archbold serves as the Company’s Vice President, Secretary and Director of Investor Relations. Mr. Archbold’s employment contract with the Company, which commenced on October 1, 2004, and was last amended on January 24, 2007, will expire on December 31, 2009. Pursuant to the terms of his contract, he was paid an annual base salary at the rate of $110,000 per year for 2006 and received grants of options to purchase 28,125 shares of common stock on each of January 1, 2006 and January 1, 2007. Pursuant to the January 2007 amendment, he received an annual base salary of $170,000 for 2007 and a grant of options to purchase 22,125 shares of common stock on January 1, 2008; he will receive an annual base salary of $210,000 for 2008 and a grant of options to purchase 22,125 shares of common stock on January 1, 2009; and an annual base salary of $230,000 for 2009. Beginning in 2007, the vesting period of Mr. Archbold’s stock option grants was increased from one year to two years after the grant date. The exercise price for each such grant is the closing price of a share of the Company’s common stock on the trading day immediately preceding the grant date. Mr. Archbold is entitled to receive 10% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan. Mr. Archbold participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2007, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Archbold received health insurance coverage, and a company mobile phone from the Company. The health insurance coverage payments by the Company were $11,904 in 2007. Mr. Archbold’s employment agreement can be terminated by either party on six months’ notice.

Christopher Biedermann serves as the Chief Financial Officer of both the Company and Carey Agri. Mr. Biedermann’s employment contract with the Company, which commenced on January 17, 2005, and was last amended on January 24, 2007, will expire on December 31, 2009. Pursuant to the terms of his contract, he was paid an annual base salary at the rate of $137,600 per year for 2006 and received grants of options to purchase 30,000 shares of common stock on each of January 1, 2006 and January 1, 2007. Pursuant to the January 2007 amendment, he received an annual base salary of $212,606 for 2007 and a grant of options to purchase 25,000 shares of common stock on January 1, 2008; he will receive an annual base salary of $262,606 for 2008 and a grant of options to purchase 25,000 shares of common stock on January 1, 2009; and an annual base salary of $302,606 for 2009. Beginning in 2007, the vesting period of Mr. Biedermann’s stock option grants was increased from one year to two years after the grant date. The exercise price for each such grant is the closing price of a share of the Company’s common stock on the trading day immediately preceding the grant date. Mr. Biedermann is entitled to receive 18% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan. Mr. Biedermann participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2007, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Biedermann received health insurance coverage, a company mobile phone and a company car. The health insurance coverage payments by Carey Agri were $2,608 in 2007.

Mr. Biedermann may terminate his employment agreement for good reason, which includes the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Biedermann’s responsibilities and duties. The Company may terminate the agreement if Mr. Biedermann becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for cause, which includes Mr. Biedermann’s willful refusal to follow written orders of the board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under this agreement, conviction of a felony involving moral turpitude or continued failure to perform his required duties (except due to his incapacity) to the satisfaction of the board of directors that continues for 45 days after written notice. If the Company terminates the agreement for cause or Mr. Biedermann terminates it other than for good reason, the Company must pay Mr. Biedermann his full base salary through the date of termination and all other unpaid amounts, if any, to which he is entitled as of the date of termination in connection with any fringe benefits or under any incentive compensation plan or program. If the Company terminates the employment agreement other than for cause, disability or death or if Mr. Biedermann terminates it for good reason, the Company must pay Mr. Biedermann his full base salary through the date of termination and all other unpaid amounts, if any, to which he is entitled as of the date of termination in connection with any fringe benefits or under any incentive compensation plan or program. In addition, the Company must pay him within five business days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation, as well as any other benefits that would have otherwise been paid to him during the remaining term of the agreement at such time as they would otherwise be payable. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination. If Mr. Biedermann’s contract is terminated by either party before January 16, 2008, other than by the Company for certain types of cause (specifically, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature or conviction of a felony involving moral turpitude), the Company must pay him six-months salary in full. If Mr. Biedermann’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the Agreement by seeking other employment. However, if Mr. Biedermann obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Biedermann becomes eligible to participate in fringe benefits substantially similar to those provided for in the Agreement, the Company’s obligation, if any, to continue to provide Mr. Biedermann with such fringe benefits will cease. Mr. Biedermann’s employment agreement may be terminated by either party on six months notice.

Pursuant to the agreement, Mr. Biedermann has agreed that during the term of employment and for a period of six months thereafter, he will not compete with the Company or solicit its employees. The ownership by Mr. Biedermann of less than five percent of the outstanding stock of any corporation listed on a national securities exchange conducting any competitive business will not be viewed as a violation of his non-competition agreement.

Richard Roberts serves as the Vice President and Export Director for the Company. Mr. Roberts’ employment contract with the Company, which commenced on August 10, 2005, and was last amended on January 24, 2007, will expire on December 31, 2009. Pursuant to the terms of his contract, he was paid an annual base salary at the rate of $110,000 per year for 2006 and received grants of options to purchase 18,750 shares of common stock on each of August 10, 2006 and August 10, 2007. Pursuant to the January 2007 amendment, he received an annual base salary of $130,000 for 2007 and a grant of options to purchase 13,750 shares of common stock on January 1, 2008; he will receive an annual base salary of $145,000 for 2008 and a grant of options to purchase 13,750 shares of common stock on January 1, 2009; and an annual base salary of $155,000 for 2009. Beginning in 2007, the vesting period of Mr. Roberts’ stock option grants was increased from one year to two years after the grant date. The exercise price for each such grant is the closing price of a share of the Company’s common stock on the trading day immediately preceding the grant date. Mr. Roberts is entitled to annual cash bonuses based on the number of cases exported from the Company’s Polmos Bialystok and Bols Poland subsidiaries (other than Bols vodka an Royal vodka), ranging from no bonus if the cases shipped are less than 270,000 to $100,000 if the cases shipped exceed 700,000. Mr. Roberts participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2007, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Roberts received health insurance coverage and a company mobile phone from the Company. The health insurance coverage payments by the Company were $4,051 in 2007.

Mr. Roberts may terminate his employment agreement for good reason, which includes the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Roberts responsibilities and duties. The Company may terminate the agreement if Mr. Roberts becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for cause, which includes Mr. Roberts’ willful refusal to follow written orders of the board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform his required duties (except due to his incapacity) to the satisfaction of the board of directors that continues for 45 days after written notice. If the Company terminates the agreement for cause or Mr. Roberts terminates it other than for good reason, the Company must pay Mr. Roberts his full base salary through the date of termination and all other unpaid amounts, if any, to which he is entitled as of the date of termination in connection with any fringe benefits or under any incentive compensation plan or program. If the Company terminates the employment agreement other than for cause, death or disability or if Mr. Roberts terminates it for good reason, the Company must pay Mr. Roberts his full base salary through the date of termination and all other unpaid amounts, if any, to which he is entitled as of the date of termination in connection with any fringe benefits or under any incentive compensation plan or program. In addition, the Company must pay him within five business days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation, as well as any other benefits that would have otherwise been paid to him during the remaining term of the agreement at such time as they would otherwise be payable. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination. If Mr. Roberts’ contract is terminated by either party before December 31, 2008, other than by the Company for certain types of cause (specifically, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature or conviction of a felony involving moral turpitude), the Company must pay him six-months salary in full. Mr. Roberts’ employment agreement can be terminated by either party on six months notice. If Mr. Roberts’ employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the Agreement by seeking other employment. However, if Mr. Roberts obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Roberts becomes eligible to participate in fringe benefits substantially similar to those provided for in the Agreement, the Company’s obligation, if any, to continue to provide Mr. Roberts with such fringe benefits will cease. If the Company is ever acquired, the agreement also provides that Mr. Roberts must receive the same conditions as would be established for other vice president level officers.

Pursuant to the agreement, Mr. Roberts has agreed that during the term of employment and for a period of two years thereafter, he will not compete with the Company or solicit its employees. The ownership by Mr. Roberts of less than five percent of the outstanding stock of any corporation listed on a national securities exchange conducting any competitive business will not be viewed as a violation of his non-competition agreement.

Under the Company’s executive bonus plan for 2007, the size of the bonus earned depended upon the amount of the Company’s earnings before net interest expense, net income tax, net other financial expense (income), depreciation and amortization (“adjusted EBITDA”) measured against a target adopted by the board. The adjusted EBITDA target is set by the board of directors, based on the recommendation of the Committee, based on an analysis of financial projections at the outset of each fiscal year. For 2007, the adjusted EBITDA target amount was $116.5 million. For 2007, the Company’s adjusted EBITDA was $126.3 million, which exceeded the target set for 2007 in the beginning of the year.

Pursuant to the executive bonus plan for 2007, the Committee and the board of directors determined that the executive officers earned the bonus paid to them in the table above. See “Compensation Discussion and Analysis” for more information.

Base salaries and other compensation for the Chief Executive Officer and other executive officers are set by the board of directors following recommendation by the Committee and reflect a number of elements including recommendations by Mr. Carey as to the other executive officers based on evaluation of their performance and the other factors described above. A substantial portion of the compensation packages for executive officers is in the form of stock options, which are intended to incentivize executive officers to achieve long-term growth in the price of the Company’s common stock and annual cash bonus opportunities, which are intended to reward executive officers for meeting annual financial performance goals. Overall compensation levels are set such that, for executive officers to achieve a competitive compensation level, there must be both growth in the market price of the Company’s common stock and, for executives other than Mr. Roberts, growth in the Company’s earnings and revenues at rates that equal or exceed the recent growth rate of the Company’s earnings and revenues. Mr. Roberts’ annual incentive opportunity is intended to achieve a similar result for him, if he achieves the aggressive export goals identified in his contract. See “Compensation Discussion and Analysis” for more information.

Option Grants

During 2007, the Company granted options to purchase a total of 26,000 shares of common stock, and a total of 37,930 Restricted Stock Units to its non-executive employees, and options to purchase 196,250 shares of common stock to the individuals listed in the table above. In addition, options to purchase 44,000 shares of common stock were granted to non-employee directors during 2007. All options were granted at exercise prices equal to the fair market value of the Company’s common stock on the date of grant. The options granted to the individuals listed in the Summary Compensation Table fully vest two years from the date of grant, and have a 10 year term, except for those granted to Rich Roberts in 2006 and 2007 and those granted to William Carey in 2007, which have a 5 year term.

Outstanding Equity Awards At Fiscal Year-End (December 31, 2007)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
	9,187		7.853	29-Apr-08
	67,500		14.050	1-Jan-09
	20,250		13.650	3-May-09
	67,500		19.690	31-Dec-10
	20,250		24.750	2-May-10
	67,500		26.760	31-Dec-11
	20,250		27.370	1-May-11
		67,500	29.70	31-Dec-12
William Carey		12,500	30.740	30-Apr-12
	10,000		16.630	30-Nov-14
	30,000		26.760	31-Dec-16

Chris Biedermann		30,000	29.70	31-Dec-17
	30,000		14.05	1-Jan-14
	39,375		19.69	31-Dec-15
	39,375		26.76	31-Dec-16

Evangelos Evangelou		39,375	29.7	31-Dec-17
	3,000		5.49	31-Dec-13
	33,750		14.05	31-Dec-14
	33,750		7.85	29-Apr-13
	25,312		14.05	1-Jan-14
	28,125		19.69	31-Dec-15
	28,125		26.76	31-Dec-16

James Archbold		28,125	29.7	31-Dec-17
	4,500		7.85	29-Apr-13
	5,062		13.65	3-May-14
	30,000		24.05	10-Aug-10

Rich Roberts		18,750	44.15	10-Aug-12

Option Exercises and Stock Vested during 2007

The following table presents information about options exercises by the named executive officers

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
William V. Carey	—	—
Christopher Biedermann	8,000	$133,040
Evangelos Evangelou	11,250	$111,562.50
James Archbold	—	—
Richard Roberts	23,750	$450,607

Potential Payments Upon Termination of Employment

The Company’s agreements with its executive officers provide for certain payments upon termination. Set forth below is information on the aggregate amounts that each such executive officer would have received had he been terminated on the last business day of 2007. See “Employment Contracts” above for additional information regarding the terms of the employment agreements with the executive officers of the Company.

Generally, the material terms and payment provisions under the employment contracts of named executive officers, including those that relate to payments upon termination of employment, were the result of individual negotiations with the relevant officer over the terms of his employment, and the potential payments under these arrangements were not separately considered from the entire compensation package contemplated by the employment agreement. Our compensation committee considers these potential payments upon termination of employment as one portion of total potential compensation, but such payments do not materially or directly influence the decisions made regarding other aspects of compensation.

Mr. Carey would have received aggregate compensation of approximately $ 820,618 if his employment terminated on the last business day of 2007 for any reason, comprising one year’s salary under his contract as it existed on December 31, 2007 ($411,468), the bonus he would have earned under the 2007 executive bonus plan ($329,000), and the maximum amount payable under his contract for housing payments and housing-related expense payments ($40,500), car allowance ($13,650), and other perquisites ($26,000). If such termination followed a change in control (as defined in the 2007 Stock Incentive Plan) on the last business day of 2007, unvested options to purchase 80,000 shares of the Company’s common stock would have vested, resulting in an additional benefit to Mr. Carey of approximately $2,270,400 (representing the implicit gain on shares purchasable under such options, based on the difference between the exercise price and the price of a share of the Company’s common stock on such date). Payments to Mr. Carey may be limited in certain circumstances if they constitute “parachute” payments within the meaning of the Internal Revenue Code.

Mr. Biedermann would have received aggregate compensation of approximately $232,303 if his employment terminated on the last business day of 2007, except in the circumstances described below, comprising six month’s salary under his contract as it existed on December 31, 2007 ($106,303) and the bonus he would have earned under the 2007 executive bonus plan ($126,000). If such termination followed a change in control (as defined in the 2007 Stock Incentive Plan) on the last business day of 2007, unvested options to purchase 30,000 shares of the Company’s common stock would have vested, resulting in an additional benefit to Mr. Biedermann of approximately $851,400 (representing the implicit gain on shares purchasable under such options, based on the difference between the exercise price and the price of a share of the Company’s common stock on such date). If Mr. Biedermann’s employment were terminated by the Company for certain types of cause (specifically, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature or conviction of a felony involving moral turpitude), he would not be entitled to any additional payments beyond the amounts due to him at the time of termination. In the event of a termination by the Company without

“cause,” (and other than upon disability or death) or by Mr. Biedermann for “good reason” on the last business day of 2007, Mr. Biedermann would have received aggregate compensation of $795,212, comprising salary through December 31, 2009 ($565,212), the bonus he would have earned under the 2007 executive bonus plan ($126,000) and the average of his cash bonuses for the preceding two years ($104,000).

Mr. Archbold would have received aggregate compensation of approximately $155,000 if his employment terminated on the last business day of 2007 for any reason, comprising six month’s salary under his contract as it existed on December 31, 2007 ($85,000), and the bonus he would have earned under the 2007 executive bonus plan ($70,000). If such termination followed a change in control (as defined in the 2007 Stock Incentive Plan) on the last business day of 2007, unvested options to purchase 28,125 shares of the Company’s common stock would have vested, resulting in a benefit to Mr. Archbold of approximately $798,187.50 (representing the implicit gain on shares purchasable under such options, based on the difference between the exercise price and the price of a share of the Company’s common stock on such date).

Mr. Evangelou would have received aggregate compensation of approximately $319,712 if his employment terminated on the last business day of 2007, except in the circumstances described below, comprising six month’s salary under his contract as it existed on December 31, 2007 ($144,712) and the bonus he would have earned under the 2007 executive bonus plan ($175,000). If such termination followed a change in control (as defined in the 2007 Stock Incentive Plan) on the last business day of 2007, unvested options to purchase 39,375 shares of the Company’s common stock would have vested, resulting in an additional benefit to Mr. Evangelou of approximately $1,117,462.50 (representing the implicit gain on shares purchasable under such options, based on the difference between the exercise price and the price of a share of the Company’s common stock on such date). If Mr. Evangelou’s employment were terminated by the Company for certain types of cause (specifically, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature or conviction of a felony involving moral turpitude), he would not be entitled to any additional payments beyond the amounts due to him at the time of termination. In the event of a termination by the Company without “cause,” (and other than upon disability or death) or by Mr. Evangelou for “good reason” on the last business day of 2007, Mr. Evangelou would have received aggregate compensation of $1,048,848, comprising salary through December 31, 2009 ($718,848), the bonus he would have earned under the 2007 executive bonus plan ($175,000) and the average of his cash bonuses for the preceding two years ($155,000).

Mr. Roberts would have received aggregate compensation of approximately $65,000 if his employment terminated on the last business day of 2007, except in the circumstances described below, comprising six month’s salary under his contract as it existed on December 31, 2007. If such termination followed a change in control (as defined in the 2007 Stock Incentive Plan) on the last business day of 2007, unvested options to purchase 18,750 shares of the Company’s common stock would have vested, resulting in an additional benefit to Mr. Roberts of approximately $261,187.50 (representing the implicit gain on shares purchasable under such options, based on the difference between the exercise price and the price of a share of the Company’s common stock on such date). In the event of a termination by the Company without “cause,” (and other than upon disability or death) or by Mr. Roberts for “good reason” on the last business day of 2007, Mr. Roberts would have received aggregate compensation of $300,000, consisting of salary through December 31, 2009.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding common stock as of March 17, 2008 (or as of the date indicated in the footnotes below): (i) by each person who is known by the Company to beneficially own more than 5% of the common stock; (ii) by each of the named executive officers of the Company; (iii) by each director and nominee for director of the Company; and (iv) all directors and executive officers of the Company as a group. All information in this section is given on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Exchange Act. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Number of Shares Beneficially Owned		Percent of Shares Outstanding (5)
Directors and Officers
William V. Carey (1)	4,097,156	(6)	9.68%
James Archbold	173,437	(7)	0.41%
Chris Biedermann	40,750	(8)	0.10%
Evangelos Evangelou	114,300	(9)	0.27%
David Bailey	45,749	(10)	0.11%
N. Scott Fine	20,248	(11)	0.05%
Tony Housh	79,024	(12)	0.19%
Robert Koch	27,973	(13)	0.07%
Jan W. Laskowski	86,499	(14)	0.20%
Richard Roberts	41,924	(15)	0.10%
Markus Sieger	21,374	(16)	0.05%
Sergey Kupriyanov	0		0.00%
All directors and executive officers as a group (11 people)	4,748,434		11.22%

5% Shareholders
Takirra Investment Corporation N.V. (3)	2,537,128		6.00%
Direct Financing Limited (4)	2,238,806	(17)	5.29%

Total	9,524,368		22.51%

(1)	Includes 1,952,097 shares owned by the WVC Family LLC (“the LLC”), 1,700,122 shares owned directly by Mr. Carey, options to purchase 272,437 shares that are currently exercisable or that become exercisable within 60 days of March 17, 2008, and 172,500 shares owned by Mr. Carey’s spouse. Mr. Carey disclaims beneficial ownership of those shares owned by his spouse. Mr. Carey is the sole manager and one of two members of the LLC. The other member is The Hanna T. Carey 2007 Family Trust UAD 12/3/07, a trust formed by Mr. Carey’s spouse for the benefit of their children (the “Trust”). Mr. Carey owns 98.46% of the LLC and the Trust owns the remaining 1.54% of the LLC.
(3)	Takirra Investment Corporation N.V. is a company incorporated in the Netherlands Antilles.
(4)	Direct Financing Limited is an affiliate of White Horse Intervest Limited. The Company acquired from White Horse 85% of the capital stock of Copecresto Enterprises Limited, which owns various production and distribution assets including the Parliament vodka trademarks in Russia and abroad, for total consideration of $180,335,257 in cash and 2,238,806 shares of the Company’s common stock, though the delivery of $15,000,000 in cash and 250,000 shares was deferred pending the consummation of certain fixed asset purchase transactions by Copecresto. The cash consideration was paid to White Horse and the shares were delivered to Direct Financing.
(5)	Percentage of shares does not include 246,037 treasury shares held by the Company.
(6)	Includes 272,437 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.
(7)	Includes 152,062 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.

(8)	Includes 40,000 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.
(9)	Includes 108,750 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.
(10)	Includes 38,249 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.
(11)	Includes 15,186 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.
(12)	Includes 78,424 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.
(13)	Includes 26,998 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.
(14)	Includes 86,499 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.
(15)	Includes 39,562 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.
(16)	Includes 21,374 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 17, 2008.
(17)	The 2,238,806 shares listed here include the 250,000 the shares that are to be delivered upon the consummation of certain fixed asset purchase transactions. See note 4.

Related Party Transactions

It is the Company’s policy that directors, officers and any other person that is a related person within the meaning of SEC regulation are required to report any related party transactions to the Chief Executive Officer. All such transactions also are required to be reported to the Audit Committee, which, with the assistance of legal counsel and such other advisors as it deems appropriate, is responsible for reviewing and approving or ratifying any related party transaction. The Audit Committee intends to approve only those related party transactions that it believes are in, or not inconsistent with, the best interests of the Company. A written policy to this affect has been adopted by the board of directors. A related party transaction is defined as any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000 , but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. A related person is:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, every quarter, a report maintained by the Company’s accounting staff is reviewed and approved by the Chief Executive Officer and Chief Financial Officer. The Audit Committee of the Board of Directors conducts an annual review of all transactions between related parties and the Company.

In January of 2005, the Company entered into a rental agreement for a facility located in northern Poland, which is 33% owned by the Company’s Chief Operating Officer. The monthly rent to be paid by the Company for this location is approximately $16,300 per month and relates to facilities to be shared by two subsidiaries of the Company.

During the twelve months of 2007, the Company made sales to a restaurant which is partially owned by the Chief Executive Officer of the Company. All sales were made on normal commercial terms, and total sales for the twelve months ended December 31, 2007 and 2006 were approximately $129,000 and $106,600.

On March 13, 2008, the Company acquired 85% of the capital stock of Copecresto Enterprises Limited, a Cypriot corporation, from White Horse Intervest Limited, a British Virgin Islands Company, pursuant to a Share Sale and Purchase Agreement date March 11, 2008, by and among the Company, White Horse, Bols Sp. z o.o., a wholly-owned subsidiary of the Company, and William V. Carey, Chairman, President and Chief Executive Officer of the Company. Copecresto owns various production and distribution assets including the Parliament vodka trademarks in Russia and abroad. In connection with the transaction, the Company paid consideration of $180,335,257 in cash to White Horse and 2,238,806 shares of the Company’s common stock to Direct Financing Limited, a British Virgin Island Company and affiliate of White Horse, though the delivery of $15,000,000 in cash and 250,000 shares of the Company’s common stock was deferred pending the consummation of certain fixed asset purchase transactions by Copecresto. The aggregate 2,238,806 shares, which had a market value of approximately $129,157,000 as of the closing on March 13, 2008 based on the closing share price of the Company’s common stock on that date, result in Direct Financing beneficially owning more than five percent of the outstanding common stock of the Company.

The Company expects that Mr. Sergey Kupriyanov will enter into an employment agreement with OOO Parliament Distribution, a wholly-owned subsidiary of Copecresto, to become the general director of OOO Parliament Distribution. Pursuant to this employment agreement, for his services as general director it is expected that Mr. Kupriyanov will receive an annual salary of 12,500,000 Russian Rubles, which has a value of approximately $531,000 based on current exchange rates. Mr. Kupriyanov is a shareholder of both of White Horse and Direct Financing, and is a current director and nominee for election to the board of directors at the annual meeting, whose nomination as a director was agreed upon in the Share Sale and Purchase Agreement governing the transaction.

RATIFICATION OF THE APPOINTMENT

OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

(PROPOSAL 2)

On November 12, 2007, the audit committee of the board of directors selected and appointed PricewaterhouseCoopers to serve as the Company’s independent public accountants for the year ending December 31, 2008, to audit the consolidated financial statements of the Company, subject to ratification by the stockholders at the annual meeting. PricewaterhouseCoopers have served as the Company’s independent public accountants since March 18, 2003.

Stockholder ratification of Proposal 3 is not required by the Company’s bylaws or otherwise. However, the board of directors is submitting Proposal 3 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 3, the audit committee of the board will reconsider whether or not to retain PricewaterhouseCoopers. Even if Proposal 3 is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent accountant at any time during the year if the audit committee of the board determines that such a change would be in the best interests of the Company and its stockholders.

Though a representative of PricewaterhouseCoopers will have the opportunity to be present at the annual meeting and make a statement if they desire to do so, no such representative is expected to be present or available to respond to questions.

Fees Paid to Independent Auditors and Other Information

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by PricewaterhouseCoopers:

	2007	2006
Audit fees	$899,681	$891,874
Audit-related fees (1)	$128,776	$551,272
Tax fees (2)	$7,300	—
All other fees (3)	$862,045	$62,000

Total fees	$1,897,802	$1,505,146

(1)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit fees.”
(2)	Tax fees include fees for professional services related to tax compliance, tax advice and tax planning.
(3)	All other fees include fees for professional services rendered in connection the Company’s acquisitions and financing in 2006 and with the Company’s acquisitions and stock split in June 2006.

The audit committee currently pre-approves all audit and permissible non-audit services prior to commencement of services. During 2006 and 2007, the audit committee pre-approved 100% of the total fees to PricewaterhouseCoopers.

The audit committee has determined the rendering of all other non-audit services by PricewaterhouseCoopers is compatible with maintaining the auditor’s independence.

During 2007, none of the total hours expended on the Company’s financial audit by PricewaterhouseCoopers were provided by persons other than full-time, permanent employees of PricewaterhouseCoopers.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the annual meeting is required to approve Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and beneficial owners of more than 10% of the common stock of the Company to file with the SEC initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. Officers, directors and beneficial owners of more than 10% of the common stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us by our directors and officers during and with respect to 2007 or upon written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proposal or proposals by a stockholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2009 annual meeting of stockholders or to be properly brought before such meeting of stockholders must be received at the Company’s principal executive offices no later than November 20, 2008, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2009 annual meeting of stockholders any stockholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable rules and regulations of the SEC in effect at the time such proposal is received. Any such proposal should be delivered to the Company at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 attention: James Archbold, Vice President.

A stockholder’s notice to the Secretary must comply with applicable SEC regulations and set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company’s stock which are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) such other information as is specified in the Company’s by-laws .

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. If you would like to obtain another copy of the proxy, please contact James Archbold, Vice President, at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania, 19004, telephone (610) 660-7817. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The board of directors does not know of any other matters to be presented for a vote at the annual meeting. If, however, any other matter should properly come before the annual meeting or any adjournment or postponement of the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the directions of the board, or in the absence of such direction, in their own best judgment.

By Order of the Board of Directors,

William V. Carey

Chairman and Chief Executive Officer

Bala Cynwyd, Pennsylvania

March 27, 2006

A copy of the annual report to stockholders for the fiscal year ended December 31, 2007 accompanies this proxy statement. The Company will provide copies of the exhibits to the annual report on Form 10-K upon payment of a reasonable fee and receipt of a request addressed to the Corporate Secretary, Central European Distribution Corporation, Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004. This fee will be limited to the Company’s reasonable expenses in providing the exhibits.

ANNUAL MEETING OF STOCKHOLDERS OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

May 1, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20830000000000000000 4	050108

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL (2).

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN

1. Election of eight (8) directors, to serve until the 2009 Annual Meeting of Stockholders.			2. For ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year 2008.	☐	☐	☐

NOMINEES:

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O WILLIAM V. CAREY O DAVID BAILEY O N. SCOTT FINE O TONY HOUSH O ROBERT P. KOCH O JAN W. LASKOWSKI O MARKUS SIEGER O SERGEY KUPRIYANOV

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1) and (2) unless the stockholder specifies otherwise (in which case it will be voted as specified).

Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Board of Directors on any other matter which may properly come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR proposal 2.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 1, 2008:

The proxy statement and annual report to security holders are available at http://www.cedcreports.pl

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐	¢

PROXY

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Solicited on behalf of the Board of Directors)

The undersigned holder of common stock of Central European Distribution Corporation, revoking all proxies heretofore given, hereby constitutes and appoints William V. Carey as Proxy, with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of the said stock, according to the number of votes and with all the powers the undersigned would possess if personally present at the annual meeting of Stockholders of Central European Distribution Corporation to be held on Thursday May 1, 2008, at 9:00 a.m., local time, at the offices of Dewey & LeBoeuf LLP, at 1301 Avenue of the Americas, New York, NY, and at any adjournments or postponements that may take place.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

¢	14475	¢